                                                                     Exhibit 3.1

                           THIRD AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                      AUTONOMOUS TECHNOLOGIES CORPORATION,
                                   as amended


                                   ARTICLE I
                                NAME AND ADDRESS

     The name of the Corporation and the street address of both its initial and current principal office are:

          Autonomous Technologies Corporation
          520 North Semoran Boulevard
          Orlando, Florida 32807

                                   ARTICLE II
                                    DURATION

     The Corporation began its existence on July 23, 1985, which was the effective date of the Initial Articles; and the Corporation shall have perpetual existence.

                                  ARTICLE III
                                    PURPOSE

     The purpose of the Corporation is to engage in any activities or business permitted under the laws of the United States and the State of Florida.

                                  ARTICLE IV
                                 CAPITAL STOCK

     The maximum number of shares of its common stock that the Corporation is authorized to have outstanding at any one time is 25,000,000 shares, $0.01 per share par value (the "Common Stock"). The maximum number of shares of its preferred stock that the Corporation is authorized to have outstanding at any time is 1,000,000 shares, $0.01 per share par value (the "Preferred Stock"). The consideration to be paid for each share shall be fixed by the Board and may be paid in whole or in part in cash or other property, tangible or intangible, or in labor or services actually performed or to be performed for the Corporation, with a value, in the judgment of the directors, equivalent to or greater than the full value of the shares.

     COMMON STOCK.  Subject to the rights of the Corporation's preferred stock
     ------------
and except as otherwise provided by the laws of the State of Florida, the holders of record of Common Stock shall share ratably in all dividends, payable in cash, stock or otherwise, and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise. The holders of Common Stock shall be entitled to one vote per share of Common Stock held, with respect to all matters to be voted on by the shareholders of the Corporation.

     PREFERRED STOCK.  The Board is authorized to determine and alter the
     ---------------
rights, preferences, privileges, limitations and restrictions granted to and imposed upon the Preferred Stock and any series thereof, and to fix the number of shares and designation of any series of Preferred Stock. The Board, within the limits and restrictions stated in any resolutions of the Board originally fixing the number of shares constituting any series of Preferred Stock, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

     1.   Designation, Amount and Par Value.  A series of preferred stock shall
          ---------------------------------
be designated as Convertible Preferred Stock, Series I (the "Series I Preferred Stock"), and the number of shares so designated ("Shares") shall be 1,000 (which shall not be subject to increase without the consent of the holders thereof as provided in Section 3). Each share of Series I Preferred Stock shall have a par value of $.01 per share and a stated value of $10,000 per share (the "Stated Value").

     2.   Dividends.
          ---------

          (a) The holders of the Series I Preferred Stock shall not be entitled to receive dividends.

          (b) So long as any Series I Preferred Stock shall remain outstanding, the Corporation shall not redeem, purchase or otherwise acquire directly or indirectly any Common Stock or other equity securities which are junior in rights and liquidation preference to the Series I Preferred Stock (the "Junior Securities") nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Series I Preferred Stock, except for repurchases effected by the Corporation on the open market, pursuant to a direct stock purchase plan.

     3.   Voting Rights.  Except as otherwise provided herein and as otherwise
          -------------
required by law, the Series I Preferred Stock shall have no voting rights. However, the Corporation shall not, without the affirmative vote of the holders of a majority of the shares of the Series I Preferred Stock then outstanding, take any of the following actions: (a) so long as any shares of Series I Preferred Stock are outstanding, amend its Articles of Incorporation, bylaws or other charter documents so as materially and adversely to affect any conversion or transfer rights of any holder of Series I Preferred Stock (the "Holder(s)");
(b) so long as 15% of the shares of Series I Preferred Stock are outstanding, declare, authorize, set aside or pay any dividend or other distribution with respect to the Common Stock except as permitted under these Articles of Incorporation and as would not materially and adversely affect the rights of any Holder hereunder; (c) so long as 30% of the shares of Series I Preferred Stock are outstanding, repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock, except for repurchases effected by the Corporation on the open market, pursuant to a direct stock purchase plan; (d) so long as 15% of the shares of Series I Preferred Stock are outstanding, authorize or create any class of equity or equity equivalent security that ranks senior to or on parity with the Series I Preferred Stock; (e) so long as 30% of the shares of Series I Preferred Stock are outstanding, make investments outside the ordinary course of the Corporation's business in a cumulative amount in excess of $500,000; (f) so long as 30% of the shares of Series I Preferred Stock are outstanding, incur indebtedness for borrowed money, or for the deferred purchase or acquisition price of property or services, directly or indirectly, in an amount greater than $500,000, excluding, however, indebtedness incurred in financing of equipment in connection with the Corporation's product sales in the ordinary course; (g) so long as any shares of Series I Preferred Stock are outstanding, merge or consolidate with another entity or sell substantially all of the Corporation's assets if the proceeds of the transaction are insufficient to redeem the Series I Preferred Stock then outstanding in full; (h) so long as 15% of the shares of Series I Preferred Stock are outstanding, pledge or encumber substantially all of the Corporation's assets or property; or (i) enter into any agreement with respect to any of the foregoing. The voting rights provided in the foregoing clauses (b) - (h) shall expire on the 300th day following the date of first issuance of any shares of the Series I Preferred Stock (the "Original Issue Date").

     4.   Liquidation.  Upon any liquidation, dissolution or winding-up of the
          -----------
Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series I Preferred Stock an amount equal to 100% of the Stated Value per Share, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or a consolidation or merger of the Corporation with or into any other Corporation or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

     5.   Conversion.
          ----------

          (a)  Conversion Elections.

               (i) The Series I Preferred Stock shall be convertible at the option of the Holder into shares of Common Stock, at the then prevailing Conversion Ratio (where the "Conversion Ratio" at any time is the fraction, of which (x) the numerator is the Stated Value and (y) the denominator is the Conversion Price at such time), from time to time following the Original Issue Date, in minimum amounts of ten shares of Series I Preferred Stock, or such lesser amounts as any converting Holder then holds. 115 shares of Series I Preferred Stock shall become convertible on or after the 15th day following the Original Issue Date of such Shares, and a further 115 shares of Series I Preferred Stock shall become convertible on each subsequent monthly anniversary of such 15th day, subject to reduction pursuant to Section 5(a)(iii) below and to Section 3.7 of the Convertible Series I Preferred Stock Purchase Agreement dated as of April 16, 1998 (the "Purchase Agreement"). Shares need not be converted on the date initially convertible, but may be cumulated with other Shares eligible for conversion and converted at any time thereafter. The Holder shall effect conversions by surrendering to the Corporation the certificate or certificates representing the shares of Series I Preferred Stock to be converted, together with a conversion notice as set forth in Exhibit A to the Purchase Agreement (the "Holder Conversion Notice"), or otherwise as provided separately with the Holders, specifying the date on which such conversion is to be effected (the "Holder Conversion Date"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to Section 5(a)(i). Subject to Sections 5(b) and 5(a)(iii) hereof, each Holder Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all shares of Series I Preferred Stock represented by the certificate or certificates tendered by the Holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Corporation shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

             (ii) On or after the second anniversary of the Original Issue Date, the Corporation may require the conversion of all or a portion of the then outstanding and unconverted shares of Series I Preferred Stock at the then prevailing Conversion Ratio (subject to reduction pursuant to Section 5(a)(iii)) by delivering to the Holder of such shares to be converted a notice in the form as set forth in Exhibit A to the Purchase Agreement (the "Corporation Conversion Notice"), provided, that no such conversion is permitted unless at the time of the delivery of the Corporation Conversion Notice and on the Corporation Conversion Date (as defined below), (a) a Registration Statement covering the resale of the shares of Common Stock issuable upon such conversion is effective,
(b) the shares of Common Stock issuable upon such conversion are listed for trading on the Nasdaq National Market (or The New York Stock Exchange or any other principal exchange) and any other exchange or quotation system on which the Common Stock is then listed for trading, and (c) the Corporation is in compliance with all of its obligations under its Certificate of Designation, the Purchase Agreement and the Registration Rights Agreement dated as of April 16, 1998 (the "Registration Rights Agreement"). Each Corporation Conversion Notice shall specify the number of shares of Series I Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the day after the Corporation delivers such Corporation Conversion Notice by facsimile (the "Corporation Conversion Date"). If no Corporation Conversion Date is specified in a Corporation Conversion Notice, the Corporation Conversion Date shall be the date that the Corporation Conversion Notice is deemed delivered pursuant to Section 5(a)(i). A Holder Conversion Date and a Corporation Conversion Date are sometimes referred to herein as the "Conversion Date" and a Holder Conversion Notice and a Corporation Conversion Notice are sometimes referred to as a "Conversion Notice." Any conversion pursuant to this
Section 5(a)(ii) shall be subject to Section 5(b) with respect to consequences of the Corporation's failure to deliver shares of Common Stock in respect of a conversion under this Section. If the Corporation is converting less than all shares of Series I Preferred Stock represented by the certificate or certificates tendered by the Holder in response to a Corporation Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Corporation shall promptly deliver to such tendering Holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

          (iii) If on any Conversion Date prior to the exercise of the Option, the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would be issuable upon the conversion of the outstanding Initial Shares, together with any shares of Common Stock previously issued upon conversion of Initial Shares would equal or exceed 1,750,000 shares of Common Stock, the Corporation shall redeem, from funds legally available therefore at the time of such redemption, such Holder's Surplus Amount of the Initial Shares of Series I Preferred Stock subject to such Conversion Notice at a price per share equal to the product of (i) the average Per Share Market Value for the five Trading Days immediately preceding (x) the Conversion Date or (y) the date of payment in full by the Corporation of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on the Conversion Date. If the Corporation fails for any reason to pay the redemption price within seven (7) days after the Conversion Date, the Corporation will pay interest on such redemption price at a rate of 15% per annum to the converting Holder, accruing from the Conversion Date until the redemption price plus any accrued interest thereon is paid in full. The entire redemption price, including interest thereon, shall be paid in cash. "Per Share Market Value" means on any particular date (a) the lowest trading price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange or quotation system on which the Common Stock is then listed or if there is no such price on such date, then the lowest trading price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the Nasdaq National Market or any stock exchange or quotation system, the lowest trading price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices), or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the lowest "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Corporation) (an "Appraiser") selected in good faith by the Holders of a majority in interest of the shares of the Series I Preferred Stock; provided, that the Corporation, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser. "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq National Market or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the Nasdaq National Market or any stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and
(c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

          (iv) If on any Conversion Date subsequent to the exercise of the Option, (A) the Common Stock is then listed for trading on the Nasdaq National Market or the American Stock Exchange, or if the rules of the Nasdaq Stock Market, Inc. are hereafter amended to extend or adopt rules similar to Rule 4460(i) promulgated thereby (or any successor or replacement provision thereof, the "20% Rule") to the Nasdaq SmallCap Market or over-the-counter market and the Corporation's Common Stock is listed for trading on such market or exchange, (B) the 20% Rule is applicable on such Conversion Date, (C) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Series I Preferred Stock, together with any shares of Common Stock previously issued upon conversion of Series I Preferred Stock would equal or exceed 20% of the number of shares of Common Stock outstanding on the Original Issue Date (the "Issuable Maximum"), and (D) the Corporation has not previously obtained Shareholder Approval (as defined below), then the Corporation shall issue to any Holder so requesting conversion of Series I Preferred Stock its pro rata portion of the Issuable Maximum in the same ratio that the number of shares of Series I Preferred Stock held by any such Holder bears to all shares of Series I Preferred Stock then outstanding and, with respect to any shares of Common Stock that otherwise would have been issuable to such Holder in respect of the Conversion Notice at issue hereunder in excess of such Holders pro rata portion of the Issuable Maximum (the "Surplus Amount"), the Corporation shall have the option to either (1) as promptly as possible, but in no event later than 90 days after such Conversion Date, convene a meeting of the holders of the Common Stock and use its reasonable efforts (which may include, among other things, hiring a proxy solicitor) to obtain the Shareholder Approval and the approval of the Corporation's Board of Directors or (2) redeem, from funds legally available therefor at the time of such redemption, such Holder's Surplus Amount of the Series I Preferred Stock subject to such Conversion Notice at a price per share equal to the product of (i) the average Per Share Market Value for the five Trading Days immediately preceding (x) the Conversion Date or (y) the date of payment in full by the Corporation of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on the Conversion Date; provided, that if the Corporation has elected to obtain Shareholder Approval under clause (1) above, the Holders of a majority of the outstanding shares of Series I Preferred Stock may request, in lieu of such meeting, that the Corporation redeem each Holder's Surplus Amount as set forth herein and provided, further that if the Corporation fails for any reason to obtain such Shareholder Approval within the time period set forth in (1) above, the Corporation shall be obligated to redeem the Series I Preferred Stock not converted as a result of the provisions of this Section in accordance with the provisions of clause (2) above, and in such case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue from the Conversion Date. If the Holder has requested that the Corporation redeem shares of Series I Preferred Stock pursuant to this Section and the Corporation fails for any reason to pay the redemption price under clause (2) above within seven days after the Conversion Date, the Corporation will pay interest on such redemption price at a rate of 15% per annum to the converting Holder, accruing from the Conversion Date until the redemption price plus any accrued interest thereon is paid in full. The entire redemption price, including interest thereon, shall be paid in cash. "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Corporation held in accordance with the Corporation's Articles of Incorporation and bylaws, of the issuance by the Corporation of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Series I Preferred Stock into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market or Rule 713 of the American Stock Exchange (or any successor or replacement provision thereof), as applicable.

          (b) Conversion Mechanics. Not later than three Trading Days after receipt by the Corporation of a properly completed and duly executed Conversion Notice, the Corporation will deliver to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series I Preferred Stock (subject to reduction pursuant to Section 5(a)(iii) and Section 3.7 of the Purchase Agreement), (ii) if a certificate for Series I Preferred Stock has been delivered to the Corporation, one or more certificates representing the number of shares of Series I Preferred Stock not converted, and (iii) if applicable, a bank check in the amount of declared but unpaid dividends. If such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after receipt by the Corporation of a properly completed and duly executed Conversion Notice, the Holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return any certificates representing the shares of Series I Preferred Stock tendered for conversion. If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to this Section, prior to the fourth Trading Day after receipt by the Corporation of a properly completed and duly executed Conversion Notice, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $2,500 for each day after such fourth Trading Day until such certificates are delivered. If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to this Section prior to the 11th day after receipt by the Corporation of a properly completed and duly executed Conversion Notice and an original share certificate representing the shares of Series I Preferred Stock to be converted, the Corporation shall, at the Holder's option redeem, from funds legally available therefor at the time of such redemption, such number of shares of Series I Preferred Stock then held by such Holder, as requested by such Holder. The redemption price shall be equal to the sum of (A) the aggregate of all declared but unpaid dividends, plus (B) the number of shares of Series I Preferred Stock then held by such Holder multiplied by (1) the average Per Share Market Value for the five Trading Days immediately preceding
(x) the Conversion Date or (y) the date of payment in full by the Corporation of such prepayment price, whichever is greater, multiplied by, (2) the Conversion Ratio calculated on the Conversion Date. If the Holder has requested that the Corporation redeem shares of Series I Preferred Stock pursuant to this Section and the Corporation fails for any reason to pay the redemption price under (2) above within seven days after such notice is deemed delivered pursuant to
Section 5(i), the Corporation will pay interest on the redemption price at a rate of 15% per annum, in cash to such Holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the shares of Common Stock issued by the Corporation pursuant to such conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

          (c)  Conversion Price.

               (i) The conversion price for each share of Series I Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the "Applicable Percentage" of the average Per Share Market Value for the five Trading Days immediately preceding the Conversion Date; provided, that (a) if the underlying shares Registration Statement ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term as defined in the Registration Rights Agreement), without being succeeded within 10 Trading Days by a subsequent underlying shares Registration Statement filed with and declared effective by the Commission, or (b) if trading in the Common Stock shall be suspended for any reason (other than (I) as a result of the suspension of trading in securities generally or (II) pursuant to a holdback agreement pursuant to Section 7(a) of the Registration Rights Agreement) for more than five Trading Days in the aggregate, or (c) if the conversion rights of the Holders of Series I Preferred Stock hereunder are suspended for five consecutive Trading Days (other than as a result of the suspension of trading in securities on such market or exchange generally or temporary suspensions pending the release of material information or due to circumstances within the Corporation's control, which may include among other things, suspension of the effectiveness of the underlying securities Registration Statement by the Commission or a suspension imposed by the Corporation's board of directors pending any release of material non-public information) or (d) if the Corporation breaches in a material respect any covenant or other material term or condition to the Purchase Agreement (other than a representation or warranty contained therein), the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby, and such breach continues for a period of 30 days after written notice thereof to the Corporation (any such failure being referred to as an "Event," and for purposes of clause (c) the date on which such Event occurs, or for purposes of clause (a) the date which such 10 Trading Day-period is exceeded, or for purposes of clause
(b) the date on which such three Trading Day period is exceeded, or for clause
(d) the date on which such 30 day period is exceeded, being referred to as "Event Date"), then, the Applicable Percentage shall be decreased by 1.5% each month (e.g., the Applicable Percentage would decrease by 1.5% as of the Event Date and an additional 1.5% as of the first monthly anniversary of the Event
Date) until the earlier to occur of the third month anniversary after the Event Date and such time as the applicable Event is cured. Commencing the third month anniversary after the Event Date, the Corporation shall pay to the Holders of the Series I Preferred Stock $25,000 (each Holder being entitled to receive such portion of such amount as equals its pro rata portion of the Series I Preferred Stock then outstanding) in cash as liquidated damages, and not as a penalty, on the first day of each monthly anniversary of the Event Date until such time as the applicable Event is cured; provided, that the aggregate amount of such cash payments shall not in any case exceed the product of (I) the number of Shares outstanding on the date of calculation multiplied by (II) $2,000 per Share. Any decrease in the Applicable Percentage pursuant to this Section shall be reversed, and the originally prevailing Applicable Percentage shall be restored, if the Event causing such decrease has been subsequently cured, but with effect only as to Shares which become convertible after such cure date (i.e., the Conversion Price for Shares eligible for conversion prior to such cure date, but not converted by such date, shall be calculated based on the lower Applicable Percentage). The provisions of this Section are not exclusive and shall in no way limit the Corporation's obligations under the Registration Rights Agreement. The "Applicable Percentage" means (i) 90% or (ii) such lesser amount as is determined in accordance with the foregoing.

                (ii) In case of any reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person pursuant to which (i) a majority of the Corporation's Board of Directors will not constitute a majority of the board of directors of the surviving entity or
(ii) less than 65% of the outstanding shares of the capital stock of the surviving entity will be held by the same shareholders of the Corporation, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holders of the Series I Preferred Stock then outstanding shall have the right thereafter to, at their option, (A) convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holders shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Corporation into which such shares of Series I Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled or (B) require the Corporation to redeem, from funds legally available therefor at the time of such redemption, its shares of Series I Preferred Stock at a price per share equal to the product of (i) the average Per Share Market Value for the five Trading Days immediately preceding (1) the effective date, the date of the closing or the date of the announcement, as the case may be, of the reclassification, consolidation, merger, sale, transfer or share exchange the triggering such redemption right or (2) the date of payment in full by the Corporation of the redemption price hereunder, whichever is greater, and (ii) the Conversion Ratio calculated on the date of the closing or the effective date, as the case may be, of the reclassification, consolidation, merger, sale, transfer or share exchange triggering such redemption right, as the case may be. The entire redemption price shall be paid in cash, and the terms of payment of such redemption price shall be subject to the provisions set forth in Section 6(c). The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities, cash or property set forth in this subsection upon any conversion or redemption following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                (iii) If the Corporation (i) makes a public announcement that it intends to enter into a Change of Control Transaction (as defined below) or
(ii) any person, group or entity (including the Corporation, but excluding a Holder or any affiliate of a Holder) publicly announces a bona fide tender offer, exchange offer or other transaction to purchase 50% or more of the Common Stock (such announcement being referred to herein as a "Major Announcement" and the date on which a Major Announcement is made, the "Announcement Date"), then, in the event that a Holder seeks to convert shares of Series I Preferred Stock on or following the Announcement Date, the Conversion Price shall, effective upon the Announcement Date and continuing through the earlier of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lower of (x) the average Per Share Market Value on the five Trading Days immediately preceding (but not including) the Announcement Date and (y) the Conversion Price in effect on the Conversion Date for such Series I Preferred Stock. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this paragraph has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this paragraph to become operative.

          (d) Reservation of Common Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series I Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable upon the conversion of all outstanding shares of Series I Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable.

          (e) Calculations. Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall instead round to the nearest whole share. All calculations, and all cash payments hereunder, upon redemptions or otherwise, shall be rounded to the nearest $.01.

          (f) Issuance Costs. The issuance of certificates for shares of Common Stock on conversion of Series I Preferred Stock shall be made without charge to the Holders for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series I Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

          (g) Converted Stock. Shares of Series I Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock.

          (h) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Legal Department of the Corporation at the facsimile telephone number or address of the principal place of business of the Corporation as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 7:00 p.m. (Eastern Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 7:00 p.m. (New York Time) on any date and earlier than 11:59 p.m. (New York Time) on such date,
(iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     6.   Redemptions.
          -----------

          (a) All outstanding and unconverted shares of Series I Preferred Stock on the third anniversary of the Original Issue Date may, at the Corporation's option, be converted pursuant to Section 5(a)(ii) or redeemed by the Corporation pursuant to this Section 6(a), from funds legally available therefor at a price per share of Series I Preferred Stock equal to 110% of the aggregate Stated Value of the outstanding Series I Preferred Stock. Thereafter, all shares of Series I Preferred Stock shall cease to be outstanding and shall have the status of authorized but undesignated stock. The entire redemption price shall be paid in cash.

          (b) If at any time the Conversion Price falls below $4.50 (the "Minimum Price"), the Corporation may give written notice (a "Cash Conversion Notice") to the Holders, not less than five Trading Days prior to the effective date, that it will redeem by cash payment all Shares tendered for conversion at a Conversion Price less than the Minimum Price, in lieu of issuing Common Stock. Any such cash payment shall be equal to 110% of the Stated Value of the Shares tendered for conversion (the "Cash Conversion Amount"). Whenever a Holder Conversion Notice is given while a Cash Conversion Notice is in effect, the Corporation shall, within 48 hours of receipt of a duly executed Holder Conversion Notice, pay the Cash Conversion Amount to the converting

Holder by wire transfer of immediately available funds. If the Corporation fails to pay the required amount as and when specified herein, time being of the essence, any current Cash Conversion Notice shall cease to be effective, the converting Holder shall be entitled to immediate return of all Share certificates submitted by it, and whether or not such certificates have been returned, such Holder may convert its Shares into Common Stock of the Corporation, without regard to the cash redemption option of this subsection. The Corporation may terminate the Cash Conversion Notice on notice to the Holders to such effect, effective on the date of such notice if delivered to such Holders prior to 9:30 a.m. on a Trading Day, otherwise effective on the next following Trading Day. In case of any subdivision, combination or reclassification of outstanding shares of Common Stock, the Minimum Price shall be proportionately adjusted to reflect such change.

          (c) If any portion of the applicable redemption price under this
Section 6 shall not be paid by the Corporation within seven calendar days after the date due, interest shall accrue thereon at the rate of 15% per annum until the redemption price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than seven calendar days after the date due, the Holder of the Series I Preferred Stock subject to such redemption may elect, by written notice to the Corporation given within 30 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 of all of the shares of Series I Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the Holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the Holder elects option (i) above, the Corporation shall within three Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Corporation shall promptly, and in any event not later than three Trading Days from receipt of Holder's notice of such election, return to the Holder all of the Unpaid Redemption Shares.

                                   ARTICLE V
                          REGISTERED OFFICE AND AGENT

     The name of the registered agent and the street address of the registered office of the Corporation, as heretofore designated and reported to the Florida Department of State, are:

          William A. Grimm, Esq.
          Akerman, Senterfitt & Eidson, P.A.
          255 South Orange Avenue
          Orlando, Florida 32801

                                  ARTICLE VI
                               BOARD OF DIRECTORS

     The Corporation initially had one director, Rudolph William Frey, 574 Rosemont Street, Orlando, Florida 32807. The Corporation now has and may continue to have as many directors as specified in the bylaws of the Corporation, and the number of directors may be increased or decreased, from time to time, by an amendment to the bylaws of the Corporation in the manner provided by law, but shall never be less than one.

                                  ARTICLE VII
                                  INCORPORATOR

     The name and address of the incorporator, who signed the Initial Articles, are:

          Rudolph William Frey
          574 Rosemont Street
          Orlando, Florida 32807

                                 ARTICLE VIII
                    DIRECTORS' AUTHORITY TO FIX COMPENSATION

     The Board shall have authority to fix the compensation of the officers of the Corporation.

                                  ARTICLE IX
                         DIRECTOR CONFLICTS OF INTEREST

     1.   TRANSACTIONS INVOLVING DIRECTORS.  No contract or other transaction
          --------------------------------
between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association, or other entity, in which one or more of the directors of the Corporation are directors or officers, or are financially interested, shall either be void or voidable for this reason alone or by reason alone that such director or directors are present at the meeting of the Board or of a committee thereof which approves such contract or transaction, or that his or their votes are counted for such purpose, if:

          (a) the fact of such common directorship, officership or financial interest is disclosed or known to the Board or committee, and the Board or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote or votes of such interested director or directors; or

          (b) such common directorship, officership or financial interest is disclosed or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by a vote of such shareholders; or

          (c) the contract or transaction is fair and reasonable as to the Corporation at the time it is approved by the Board, a committee thereof, or the shareholders.

     2.   QUORUM.  Common or interested directors may be counted in determining
          ------
the presence of a quorum at a meeting of the Board or of a committee thereof which approves such contract or transaction.

                                   ARTICLE X
                                INDEMNIFICATION

     The Corporation is authorized to indemnify any director or officer, or any former director or officer, in the manner set forth and provided for in the bylaws of the Corporation, to the fullest extent permitted by the laws of the State of Florida.

                                  ARTICLE XI
                         SHAREHOLDER QUORUM AND VOTING

     A majority of the shares entitled to vote, represented in person or in proxy, shall constitute a quorum at a meeting of the shareholders. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless otherwise set forth herein.

                                  ARTICLE XII
                              REMOVAL OF DIRECTORS

     At a meeting of shareholders called expressly for that purpose, any director or the entire Board may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

                                  ARTICLE XIII
                        PROHIBITION OF WRITTEN CONSENTS
                       WITHOUT BOARD OF DIRECTOR APPROVAL

     Action to be taken by written consent in lieu of an annual or special meeting of the shareholders is prohibited unless the use of written consents is approved in advance thereof by the Board of Directors. Any amendment of this provision requires an affirmative vote of the holders of not less than two-thirds of the outstanding voting shares.






Amendment filed with the Florida Secretary of State on June 27, 1997 increasing the number of authorized shares, amending the shareholder voting and quorum provisions and adding limiting the use of written consents by shareholders.

Amendment filed the with the Florida Secretary of State on July 15, 1998, designating the Series I Convertible Preferred Stock and all rights and privileges associated therewith.

Amendment filed the with Florida Secretary of State on August 3, 1998, amending the rights of the Series I Convertible Preferred Stock prior to the issuance of any shares of Series I Convertible Preferred Stock.